As filed with the Securities and Exchange Commission on November 30, 2009
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-71862)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWEEN BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	31-1333930
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
8323 Walton Parkway
New Albany, Ohio 43054
(614) 775-3500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

TOO, INC.
SECOND AMENDED AND RESTATED 1999 STOCK PLAN
FOR NON-ASSOCIATE DIRECTORS
(Full title of the plans)

Michael W. Rayden
Chief Executive Officer
Tween Brands, Inc.
c/o The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901
(845) 369-4500
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Steven L. Kirshenbaum, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10035
(212) 969-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

RECENT EVENTS: DEREGISTRATION
The Registration Statement on Form S-8 (Registration No. 333-71862) (the “Registration Statement”) of Tween Brands, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 200,000 shares of common stock of the Company (the “Common Stock”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 19, 2001.
On November 25, 2009, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2009, among The Dress Barn, Inc., a Connecticut corporation (“Parent”), Thailand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock outstanding at the effective time of the Merger was converted into the right to receive 0.47 shares of Parent’s common stock. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on November 25, 2009.
As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold at the effective time of the Merger.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant had duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on November 30, 2009.

TWEEN BRANDS, INC.
By:	/s/ Rolando de Aguiar
Rolando de Aguiar
Chief Financial Officer (Principal Financial and Accounting Officer)